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                             ARTICLES OF AMENDMENT
                                      OF
                          DIAMOND BRANDS INCORPORATED

     The undersigned, being the Secretary of Diamond Brands Incorporated, a Minnesota corporation, hereby certifies that the following resolution was duly adopted pursuant to Chapter 302A, Minnesota Statutes, for the purpose of amending the Articles as follows:

     RESOLVED, that the Article III of the Articles of Incorporation of the Corporation is amended in its entirety as follows:

                                  "Article III

          The Corporation is authorized to issue an aggregate total of 50,000,000 shares of stock. All shares shall be of one class and one series, except that the Board of Directors by its action may establish more than one class or series."

     IN WITNESS WHEREOF, I subscribe my name this 22nd day of March, 1991.

                                 /s/ Edward A. Michael
                                 -------------------------------
                                 Edward A. Michael, Secretary